FOR IMMEDIATE RELEASE

GROUP 1 AUTOMOTIVE ANNOUNCES PRIVATE OFFERING OF $100 MILLION OF CONVERTIBLE SENIOR NOTES

HOUSTON, March 15, 2010 — Group 1 Automotive, Inc. (NYSE: GPI) (the “Company”) today announced that it intends to offer $100 million aggregate principal amount of convertible senior notes due 2020 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. The Convertible Notes are expected to pay interest semiannually and will be convertible into cash and, if applicable, shares of the Company’s common stock based on a conversion rate to be determined. The Company expects to grant an over-allotment option to the initial purchasers for an additional $15.0 million aggregate principal amount of Convertible Notes. The Convertible Notes will mature on March 15, 2020, unless repurchased or converted in accordance with their terms prior to such date.

The Company intends to use the net proceeds from the issuance of the Convertible Notes to redeem its existing 8.25% Senior Subordinated Notes, and to pay the cost of the convertible hedge transactions described below (after such cost is partially offset by the proceeds to the Company from the sale of the warrant transactions described below). The existing notes are currently redeemable at a redemption price of 102.75% of their principal amount, plus accrued and unpaid interest. The outstanding principal balance of the Company’s 8.25% Senior Subordinated Notes is $74.6 million. The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes.

In connection with the offering, the Company expects to enter into convertible note hedge transactions in respect of its common stock with one or more affiliates of the initial purchasers of the Convertible Notes or other financial institutions (the “Option Counterparties”). These convertible note hedge transactions are expected generally to reduce the potential dilution upon future conversion of the Convertible Notes. In addition, the Company expects to enter into separate warrant transactions with the Option Counterparties. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their over-allotment option, the Company may enter into additional convertible note hedge and warrant transactions.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties or their affiliates expect to enter into various derivative transactions with respect to shares of the Company’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Convertible Notes at that time. In addition, the Option Counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock in secondary market transactions following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and are likely to do so during any observation period related to a conversion of Convertible Notes).

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Group 1 Automotive, Inc.
The Company owns and operates 100 automotive dealerships, 136 franchises, and 25 collision service centers in the United States and the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see the Company’s filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.

SOURCE: Group 1 Automotive Inc.

Investor contacts:
Kim Paper Canning, Manager, Investor Relations | Group 1 Automotive Inc. | 713-647-5741 | kpaper@group1auto.com

Media contacts:
Pete DeLongchamps, Vice President, Manufacturer Relations and Public Affairs
Group 1 Automotive Inc. | 713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods, Pierpont Communications, Inc. | 713-627-2223 | cwoods@piercom.com